Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements filed by Gilead Sciences, Inc. on Form S-8 for the Myogen, Inc. 2003 Equity Incentive Plan (No. 333-138985), Form S-8 for the Corus Pharma, Inc. 2001 Stock Plan (No. 333-136814), Form S-8 for the 2004 Equity Incentive Plan (No. 333-135412), and Form S-3 (No. 333-138979) of our report dated March 15, 2005, except as to the impact of the discontinued operations disclosed in Note 4 of which the date is March 10, 2006, relating to the consolidated financial statements which appear in Myogen, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in the Current Report on Form 8-K of Gilead Sciences, Inc. dated February 1, 2007.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
January 29, 2007